Exhibit 99.1

Sylvamo Adopts Limited-Duration Shareowner Rights Plan

Board takes action to protect long-term value for all shareowners in response to Atlas Holdings’ termination of cooperation agreement

MEMPHIS, Tenn. – Nov. 10, 2025 – Sylvamo’s board of directors unanimously adopted a limited-duration shareowner rights plan Monday to protect the interests of, and maximize value for, all shareowners. The rights plan is effective immediately.

The board adopted the rights plan after Atlas Holdings directed its two affiliated directors to resign, triggering the termination of a 2023 cooperation agreement between Atlas and Sylvamo. As a result, after Nov. 13, Atlas will no longer be subject to standstill restrictions under the cooperation agreement.

Atlas rapidly acquired a large position in the company’s common stock in 2022 and has economic exposure to approximately 21.5% of Sylvamo’s outstanding common stock, consisting of 16% beneficial ownership and 5.5% additional economic exposure through derivatives.

The rights plan, which is designed to allow Sylvamo shareowners to realize the long-term value of their investment, reduces the likelihood that any person or group could gain control of the company through open market or private accumulation of Sylvamo shares without appropriately compensating shareowners for such control or providing the board sufficient time to make informed decisions. The rights plan applies equally to all current and future shareowners and was not adopted in response to any specific proposal to acquire partial or full control of the company. It is not intended to deter or preclude the board from considering offers that are in the best interests of all shareowners.

The rights plan is similar to those adopted by other publicly traded companies and substantially the same as the rights plan adopted by Sylvamo in 2022 in response to Atlas’ rapid accumulation, except the triggering percentage has been increased from 10% to 15%.

Sylvamo is issuing one right for each share of common stock outstanding as of the close of business on Nov. 20, 2025. The rights will initially trade with Sylvamo common stock and will generally become exercisable only if any person (or group) acquires beneficial ownership of 15% (or 20% for certain passive investors) or more of Sylvamo’s outstanding common stock, except that any person or group who currently owns more than the triggering percentage may continue to own their current shares of common stock. However, any current owner of more than the triggering percentage may not acquire any additional shares without triggering the rights plan. The rights plan does not combine the ownership of shareowners “acting in concert” unless they have formed a group under applicable securities laws.

If the rights become exercisable, all owners (other than any triggering person or group) will be entitled to acquire shares of common stock at a 50% discount, or Sylvamo may exchange each right held by such owners for one share of common stock. The rights plan does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board of directors to redeem the rights.

The rights plan has a one-year term, expiring Nov. 9, 2026. However, the board may consider an earlier termination as circumstances warrant.

Additional details about the rights plan are available in a Form 8-K to be filed with the Securities and Exchange Commission.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2024 were $3.8 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended Dec. 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com

Media Contact: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com